UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2015

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer identification No.)

702 N. Franklin Street, Tampa, Florida 33602

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (813) 228-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01: Regulation FD Disclosure.

On March 16, 2015, John B. Ramil, President and Chief Executive Officer of TECO Energy, Inc. (the “Company”), entered into a Rule 10b5-1 plan (the “Plan”) with a broker to sell certain Company common stock that will be acquired on the vesting of Mr. Ramil’s restricted stock and exercise of stock options, beginning in June 2015. The Plan will terminate upon the earlier of (i) the sale of all such shares in accordance with the terms of the Plan or (ii) April 30, 2016. All sales of Company common stock under the Plan will be reported through appropriate filings with the Securities and Exchange Commission.

The Plan is intended to comply with the Company’s trading policy for insiders and the provisions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Rule 10b5-1 permits officers and directors of public companies to adopt pre-determined plans for buying or selling specified amounts of stock. Mr. Ramil will continue to be subject to the Company’s stock ownership guideline of owning Company common stock with a market value of at least five times his annual base salary. On the date of this report, Mr. Ramil owns Company common stock with a market value well in excess of this guideline.

The Company does not undertake any obligation to report Rule 10b5-1 plans that may be adopted by any of the Company’s directors or officers from time to time or to report any modification or termination of such plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2015		TECO ENERGY, INC.
(Registrant)

	By:	/s/ David E. Schwartz
David E. Schwartz
Vice President – Governance, Associate General Counsel and Corporate Secretary